Exhibit 10.21

DATED THIS 10th day of May 2023

3DOM ALLIANCE INC.

(the “Sublicensor”)

NOCO-NOCO PTE. LTD.

(the “Sublicensee”)

SUPPLEMENTAL AGREEMENT

to

Sublicence Agreement between the Sublicensor and the Sublicensee dated 22 November 2022

THIS SUPPLEMENTAL AGREEMENT (“Supplemental Agreement”) is made on 10th day of May 2023

BETWEEN:

(1)	3DOM ALLIANCE INC. (Company Registration No: 0210-01-052921), a company incorporated in Japan with its registered address at 5th Floor C-Building 3-9 Moriya-cho, Kanagawa-ku,

Yokohama, Kanagawa, 221-002 Japan (the “Sublicensor”); and

(2)	NOCO-NOCO PTE. LTD. (Company Registration No.: 201924194K), a company incorporated in Singapore with its registered address at 4 Shenton Way, #04-06, SGX Centre II, Singapore 068807 (the “Sublicensee”),

(collectively, the “Parties” and each, a “Party”).

WHEREAS:

(A)	The Parties had on 22 November 2022 entered into a sublicence agreement, for the sublicensing of certain patents and other intellectual properties from the Sublicensor to the Sublicensee (the “Agreement”).

(B)	On 29 December 2022, Prime Number Acquisition I Corp., Prime Number Merger Sub Inc., the Sublicensee and certain shareholders of Sublicensee collectively holding a controlling interest entered into a business combination agreement (the “Business Combination Agreement”). Pursuant to and following the business combination under the Business Combination Agreement, it is anticipated that the Sublicensee will be reconstructed and form part of a group of companies listed on the Nasdaq Stock Exchange.

(C)	The Parties have agreed to amend the Agreement on the terms and conditions set out herein, which shall supplement and amend the Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	All words, expressions and terms used in this Supplemental Agreement shall have the same word, expression and term used in the Agreement, unless otherwise expressly provided herein.

1.2	Any references to a Recital, Clause, sub-Clause, paragraph or Schedule is a reference to the relevant recital, clause, sub-clause, paragraph or schedule to this Supplemental Agreement, unless otherwise expressly provided herein.

1.3	The headings in this Supplemental Agreement are inserted for convenience only and shall be ignored in construing this Supplemental Agreement. Unless the context otherwise requires, words (including words defined in this Supplemental Agreement) denoting the singular number only shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. References to the “Clauses” and “Appendices” are to the clauses and the appendices to, this Supplemental Agreement.

1.4	In this Supplemental Agreement, a reference to a “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

2.	AMENDMENTS TO THE AGREEMENT

2.1	With effect from the date of this Supplemental Agreement, the Agreement shall be amended in the manner set out as follows:

(a)	A new section 1.15 of the Agreement shall be inserted as follows:

“1.15 Business Combination. The term “Business Combination Agreement” means the business combination agreement executed on 29 December 2022 between Prime Number Acquisition I Corp., Prime Number Merger Sub Inc., the Sublicensee and certain shareholders of Sublicensee collectively holding a controlling interest, as may be amended, varied and/or supplemented from time to time. The term “Business Combination” means the mergers, share exchange, and all other transactions set out in the Business Combination Agreement.”;

(b)	Section 2.3.2 of the Agreement be deleted in its entirety and replaced with the following:

“2.3.2 Pre-Payment. Sublicensee shall pay to Sublicensor Thirty Million U.S. Dollars (US$30,000,000.00) as a refundable (solely pursuant to Section 2.3.3) pre- payment of the royalty. The following shall apply to such pre-payment:

(i)	the pre-payment shall be paid by the Sublicensee over a series of instalments, in such amounts and pursuant to such repayment schedule as may be agreed between the Sublicensor and the Sublicensee, and in any event shall not be due and payable until the consummation of the Business Combination under the Business Combination Agreement. The Sublicensor and the Sublicensee shall negotiate the instalment plan in good faith, having regard to the working capital needs and the liquidity of the Sublicensee after the consummation of the Business Combination; and

(ii)	such prepayment shall be credited against any royalties under this Agreement such that the amount of the prepayment shall be reduced by the amount of the royalty when due and payable. For the avoidance of doubt, in the event that the remaining amount of the prepayment is less than the amount of the royalties due and payable, Sublicensee shall pay to Sublicensor the difference.”; and

(c)	Section 2.3.3 of the Agreement be deleted in its entirety and replaced with the following:

“2.3.3 Possible Refund of Pre-Payment. In the event that Sublicensor has any amount left of the prepayment after the last royalty deduction in the period of five (5) years from the date of the last instalment made in respect of the pre- payment in Section 2.3.2 above, Sublicensor shall, upon the request of Sublicensee, refund to Sublicensee the remaining amount, no later than the date upon which the parties agree.”

3.	CONFIRMATION AND INCORPORATION

3.1	Except to the extent expressly varied or amended by the provisions of this Supplemental Agreement, the terms and conditions of the Agreement are confirmed by the Parties and shall remain in full force and effect, and shall bind the relevant Parties.

3.2	The Agreement and this Supplemental Agreement shall be read and construed as one document and this Supplemental Agreement shall be considered to be part of the Agreement and, without prejudice to the generality of the foregoing, where the context so allows, references to the Agreement, in any document or instrument however expressed, shall be read and construed as references to the Agreement as supplemented and amended by this Supplemental Agreement.

4.	COUNTERPARTS

This Supplemental Agreement may be signed in any number of counterparts, each of which, when so executed, shall be an original, and all of which when taken together shall constitute one and the same agreement. Any Party may enter into this Supplemental Agreement by signing any such counterpart.

5.	GOVERNING LAW AND JURISDICTION

5.1	This Supplemental Agreement, and all documents to be entered into pursuant to it, shall be governed by, and construed in accordance with, the laws of Japan.

5.2	Each Party hereby irrevocably submits to the exclusive jurisdiction of the Tokyo District Court all claims, disputes or such other proceedings arising out of or in connection with this Supplemental Agreement.

[The rest of this page is intentionally left blank]

Signature page – Supplemental Agreement

IN WITNESS WHEREOF the Parties hereto have executed this Supplemental Agreement the day and year first above written.

The Sublicensor

SIGNED by	)
)
Masataka Matsumura	)
for and on behalf of	)
3DOM ALLIANCE INC.	)
in the presence of:	)	/s/ Masataka Matsumura

/s/ Atsushi Matsuda
Name of Witness: Atsushi Matsuda
NRIC / Passport No.:

The Sublicensee

SIGNED by	)
)
Masataka Matsumura	)
for and on behalf of	)
NOCO-NOCO PTE. LTD.	)
in the presence of:	)	/s/ Masataka Matsumura

/s/ Atsushi Matsuda
Name of Witness: Atsushi Matsuda
NRIC / Passport No.: